Exhibit 99.1

NXT-ID Reduces Term Debt by $5.0 Million

Oxford, Connecticut, May 03, 2021 (GLOBE NEWSWIRE) -- Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company,” “we,” or “our”), a provider of healthcare devices and services, announced today that it had prepaid an additional $3.0 million of its Senior Secured Term Loan Facility.

Commented Vincent S. Miceli, CEO: “On Monday, May 3, 2021, we made a voluntary prepayment of the Term Loan in the amount of $3.0 million. We did not incur a prepayment premium related to this prepayment. At current interest rates, the Company expects that this prepayment will save the Company approximately $400 thousand in interest expense on an annual basis. The Company plans to reinvest the interest cost savings in our continuing new product development efforts and to accelerate repayment of the remaining Term Loan balance.”

Miceli further commented: “De-levering the Term Debt is and has been a key objective for the Company and this significant prepayment reflects our continued commitment to building shareholder value.” To date, the Company has repaid approximately $14.3 mil or 86% of its Term Loan from inception. After this prepayment, the Company’s Term Loan balance is approximately $2.2 million.

About Nxt-ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies. Through its subsidiary, LogicMark LLC, Nxt-ID, Inc. is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID, Inc. corporate information contact: info@nxt-id.com

Forward-Looking Statements for Nxt-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; general economic and financial conditions in the U.S. and globally, including the impact of the coronavirus (COVID-19) pandemic and any resurgences; the scope and duration of the pandemic and pace of recovery; the timing of the distribution and the efficacy of vaccines or treatments for COVID-19 that are currently available or may be available in the future; the severity of newly identified strains of COVID-19; governmental, business and individuals’ actions in response to the pandemic; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Media Contact: Vincent S. Miceli
investors@nxt-id.com